SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant G
Check the appropriate box:

[X] Preliminary Proxy Statement    [ ] Confidential, For Use of the Commission
                                       Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-12

                   SunAmerica Senior Floating Rate Fund, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                       N/A
--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
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     (2)  Aggregate number of securities to which transaction applies:
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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
--------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------

     (5)  Total fee paid:
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     [ ]  Fee paid previously with preliminary materials:
--------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
--------------------------------------------------------------------

     (1)  Amount previously paid:
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     (2)  Form, Schedule or Registration Statement No.:
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     (3)  Filing Party: Enzo Biochem, Inc.
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

SunAmerica Senior Floating Rate Fund, Inc.
Harborside Financial Center
3200 Plaza 5
Jersey City, NJ 07311

                                                              February ___, 2005

Dear Shareholder,

                  SunAmerica Senior Floating Rate Fund, Inc.(the "Fund") has called a Special Meeting of Shareholders (the "Meeting") to approve a new sub-advisory agreement with AIG Global Investment Corp. ("AIGGIC") following the resignation of Stanfield Capital Partners LLC ("Stanfield"). The Investment Company Act of 1940 requires shareholder approval of the sub-advisory agreement with AIGGIC. As a result, a new sub-advisory agreement is being submitted for approval at the Meeting.

                  The Board of Directors of the Fund believes that the proposal set forth in the Notice of Special Meeting and accompanying Proxy Statement is important and recommends that you read the enclosed materials carefully and then provide a vote in favor of the proposal.

                  You will receive a proxy card. There are several ways to vote your shares including mail, telephone, and the Internet. Please refer to the proxy card for more information on how to vote. Your vote is important. If we do not receive a response by one of these methods, you may receive a telephone call from our proxy solicitor, ADP Investor Communication Services, reminding you to vote.

                  Shareholders are urged to vote using any of the available options to ensure a quorum at the meeting. Your vote is important regardless of the size of your shareholding.

                  We appreciate your cooperation and continued support.

                                     Sincerely,

                                     /s/ Vincent Marra
                                     -----------------
                                     Vincent Marra
                                     President
                                     SUNAMERICA SENIOR FLOATING RATE FUND, INC.

                       IMPORTANT NEWS FOR SHAREHOLDERS OF
                   SUNAMERICA SENIOR FLOATING RATE FUND, INC.

                  While we encourage you to read the full text of the enclosed Proxy Statement, here is a brief overview of the matter affecting the SunAmerica Senior Floating Rate Fund, Inc. (the "Fund") that requires a shareholder vote.

Q:   WHO IS ASKING FOR MY VOTE?

A: The Board of Directors (the "Board") of the Fund has requested your vote at a special shareholders meeting to be held at 10:00 a.m., Eastern time, on March 31, 2005 (the "Meeting") at Harborside Financial Center, 3200 Plaza 5, Jersey City, NJ 07311.

Q:   WHY DID YOU SEND ME THIS BOOKLET?

A: You are receiving these proxy materials because you have the right to vote on an important proposal concerning your investment in the Fund.

Q.   WHAT PROPOSAL AM I BEING ASKED TO VOTE ON?

A. You are being asked to vote on the approval of a new sub-advisory agreement (the "New Agreement") between AIG SunAmerica Asset Management Corp. ("SAAMCo") and AIG Global Investment Corp. ("AIGGIC"). Because the Fund's former sub-adviser, Stanfield Capital Partners, LLC ("Stanfield"), decided to withdraw from the sub-advisory business, the Fund needed to find and hire a new sub-adviser.

     The resignation of Stanfield took effect on December 31, 2004. To ensure the uninterrupted receipt by the Fund of sub-advisory services during the period between the resignation of Stanfield and the Meeting, the Fund's Board, at a meeting held on December 20, 2004, approved an interim sub-advisory agreement between SAAMCo and AIGGIC (the "Interim Agreement"), which became effective as of the resignation of Stanfield and will remain in effect for 150 days or until the approval of a new agreement that will replace it. On January 12, 2005, for the reasons described in the Proxy Statement, the Board approved the New Agreement that provides for the engagement of AIGGIC as the Fund's sub-adviser on a continuing basis. You are being asked to approve the New Agreement.

     The terms of the New Agreement (and the Interim Agreement) are substantially similar in all material respects to the previously existing sub-advisory agreement with Stanfield (the "Former Agreement"), except for the identity of the sub-adviser (AIGGIC), the effective date, and the termination date. The New Agreement will, have, as is customary for investment advisory agreements, an initial term of two years and a provision that it wll continue thereafter if approved annually by a vote of either the Board or the shareholders of the Fund. If the New Agreement is approved, it will take effect immediately.

Q.   WILL THE FEES PAID FOR SUB-ADVISORY SERVICES CHANGE?

A. No. The fees payable by SAAMCo to AIGGIC under the New Agreement are the same as those payable by SAAMCo to Stanfield under the Former Agreement.

Q.   HOW MANY VOTES ARE NEEDED TO APPROVE THE PROPOSAL?

A. Approval of the New Agreement requires approval by a majority of the outstanding voting shares of the Fund. This majority is defined by the Investment Company Act as the lesser of (1) 67% or more of the voting shares of the Fund present at the Meeting, provided that holders of more than 50% of the Fund's outstanding voting shares are present or represented by proxy, or (2) more than 50% of the Fund's outstanding voting shares.

Q. WHAT IF YOU DO NOT HAVE ENOUGH VOTES TO MAKE THIS DECISION BY THE SCHEDULED MEETING DATE?

A. If we do not receive sufficient votes to hold the Meeting, we, or a proxy solicitation firm, may contact you by mail or telephone to encourage you to vote. Shareholders should review the proxy materials and cast their vote to avoid additional mailings or telephone calls. If we do not have enough votes to approve the proposals by the time of the shareholder meeting at 10:00 a.m. on March 31, 2005, the meeting may be adjourned to permit further solicitation of proxy votes.

Q.   HOW DOES THE FUND'S BOARD RECOMMEND THAT I VOTE?

A. After careful consideration, the Fund's Board, including the non-interested directors, recommends that you vote FOR the proposal.

Q.   HOW CAN I VOTE MY SHARES?

A.   Please choose one of the following options to vote your shares:

     o    By mail, with the enclosed proxy card;

     o By touch-tone telephone, with a toll-free call to the telephone number that appears on your proxy card;

     o Through the Internet, by using the Internet address located on your proxy card and following the instructions on the site; or

     o    In person at the Meeting.

YOUR PROXY IS IMPORTANT AND WILL HELP AVOID THE ADDITIONAL EXPENSE OF ANOTHER SOLICITATION. THANK YOU FOR PROMPTLY SUBMITTING YOUR VOTE.

                   SUNAMERICA SENIOR FLOATING RATE FUND, INC.
                           Harborside Financial Center
                                  3200 Plaza 5
                              Jersey City, NJ 07311

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MARCH 31, 2005

To Our Shareholders:

                  NOTICE IS HEREBY GIVEN that a Special Meeting (the "Meeting") of Shareholders of the SunAmerica Senior Floating Rate Fund, Inc. (the "Fund") will be held on March 31, 2005 at 10:00 a.m., Eastern time, at the Fund's offices at Harborside Financial Center, 3200 Plaza 5, Jersey City, NJ 07311, for the purpose of considering the proposals set forth below:

         1. To approve the investment sub-advisory agreement between AIG SunAmerica Asset Management Corp. ("SAAMCo") and AIG Global Investment Corp. ("AIGGIC") as sub-adviser.

         2. To transact such other business as may properly come before the Meeting or any adjournments thereof.

                  Only shareholders of record at the close of business on January 13, 2005, are entitled to vote at the Meeting and any adjournment thereof. You may vote by mail, touch-tone telephone, Internet or in person. Please provide your vote promptly.

                                  By order of the Board of Directors,



                                  /s/ Vincent Marra
                                  -----------------
                                  Vincent Marra
                                  President
                                  SUNAMERICA SENIOR FLOATING RATE FUND, INC.

                   SUNAMERICA SENIOR FLOATING RATE FUND, INC.

                           HARBORSIDE FINANCIAL CENTER
                                  3200 PLAZA 5
                              JERSEY CITY, NJ 07311


                                ----------------


                                 PROXY STATEMENT
                         SPECIAL MEETING OF SHAREHOLDERS
                           MARCH 31, 2005, 10:00 A.M.

                  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of the SunAmerica Senior Floating Rate Fund, Inc. (the "Fund") for use at the special meeting ("Meeting") of shareholders of the Fund ("Shareholders") to be held at the Fund's offices at Harborside Financial Center, 3200 Plaza 5, Jersey City, NJ, 07311 on March 31, 2005, at 10:00 A.M., Eastern time, and at any adjournment thereof. This Proxy Statement is being mailed to Shareholders on or about February __, 2005 on behalf of the Board.

                  Execution of a proxy will not in any way affect a Shareholder's right to attend the Meeting and vote in person, and any Shareholder giving a proxy has the right to revoke it at any time by written notice addressed to and received by the Secretary of the Fund prior to the exercise of the proxy or by attending the Meeting and revoking the proxy in person.

                  The Board has fixed the close of business on January 13, 2005 as the record date (the "Record Date") for the determination of Shareholders entitled to notice of and to vote at the Meeting.

                  As of the Record Date, 24,610,445 shares of the Fund were issued and outstanding, including 23,841 Class A shares, 2,930,789 Class B shares, 18,691,282 Class C shares, and 2,964,533 Class D shares.

                  The name, address and percentage of ownership of Shareholders that owned of record 5% or more of each class of shares of the Fund as of the Record Date are as follows:

----------------------------------------------------------------------------------------------------------------------
NAME                                                  ADDRESS                                  PERCENTAGE OWNERSHIP
----------------------------------------------------------------------------------------------------------------------
Lyle & Louise Berndt                                  1001 Pine Street Apt. 46                          10%
                                                      Burlington, WI 53105
----------------------------------------------------------------------------------------------------------------------
NFSC/FMTC IRA FBO Janice Rivenburg                    1160 Sagebrook Way                                20%
                                                      Webster, NY 14580
----------------------------------------------------------------------------------------------------------------------
Merrill Lynch, Pierce, Fenner & Smith,                4800 Deer Lake Drive East                         13%
Inc. FBO its customers                                2nd Floor
                                                      Jacksonville, FL 32246
----------------------------------------------------------------------------------------------------------------------
Carabec Partnership                                   P.O. Box 42456                                     5%
                                                      Urbandale, IA 50323
----------------------------------------------------------------------------------------------------------------------

                  To the knowledge of management, members of the Board, both individually and as a group, owned less than 1% of the outstanding shares of each class of the Fund as of the Record Date.

                  While not expected, the Fund may solicit proxies from Shareholders by mail or by telephone communications from officers or employees of AIG SunAmerica Asset Management Corp. ("SAAMCo"), the Fund's adviser, or its affiliates, who will not receive any compensation for their solicitation services from the Fund. In addition, a professional proxy solicitation firm may also assist in the solicitation of voting instructions. In connection with the solicitation of proxies, the Fund will furnish a copy of this Proxy Statement to all Shareholders. The estimated cost of solicitation is $25,000.

Shareholders may also provide their proxies through telephone touch-tone voting or Internet voting. These options require Shareholders to input a control number, which is located on each proxy card. Subsequent to inputting these numbers, Shareholders will be prompted to provide their vote on the proposal. Shareholders will have an opportunity to review their vote and make any necessary changes before submitting their vote and terminating their telephone call or Internet connection.

                  If a Shareholder wishes to participate in the Meeting, but does not wish to give his or her proxy by telephone or Internet, the Shareholder may submit the proxy card originally sent with the Proxy Statement or attend in person. Proxies executed by Shareholders may be revoked by: (i) a written instrument received by the Secretary of the Fund at any time before they are exercised; (ii) delivery of a later-dated proxy; or (iii) by attendance at the Meeting and voting in person.

                  Each Shareholder shall be entitled to exercise the voting rights of shares owned of which he is a Shareholder ("Shares"). All outstanding full Shares, irrespective of class, are entitled to one vote and each fractional Share is entitled to the corresponding fractional vote. Shares of the Fund will be voted in the aggregate with respect to the approval of the sub-advisory agreement.

                  The proposal described in this Proxy Statement and the fund affected are shown in the table below.

                       PROPOSAL                              AFFECTED FUND

     1.  Approval of a sub-advisory agreement with         SunAmerica Senior
         AIG Global Investment Corp. ("AIGGIC")            Floating Rate Fund

                  A quorum for the transaction of business at the Meeting is constituted with respect to the Fund by the presence in person or by proxy of holders of a majority of the shares of the Fund entitled to vote at the Meeting. If a proxy is properly executed and returned accompanied by instructions to withhold authority, or is marked with an abstention, the shares represented thereby will be considered to be present at the Meeting for determining the existence of a quorum for the transaction of business with respect to the Fund.

                  Approval of Proposal No. 1 requires approval by the lesser of
(1) 67% or more of the voting shares of the Fund present at the Meeting, provided that holders of more than 50% of the Fund's outstanding voting shares are present or represented by proxy, or (2) more than 50% of the Fund's outstanding voting shares.

                  Abstentions and "broker non-votes" (i.e., shares held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or the persons entitled to vote or (ii) the broker or nominee does not have discretionary voting power on a particular matter) will have the same effect on Proposal No. 1 as a vote "AGAINST". Unmarked voting instructions from Shareholders will be voted in favor of the proposal. The Fund may adjourn the Meeting to the extent permitted by law, if necessary to obtain additional proxies from Shareholders. The Fund and SAAMCo will split evenly the costs of preparing and distributing to Shareholders additional proxy materials, if required in connection with any adjournment.

                  The Fund is a closed-end, non-diversified management investment company organized in Maryland in 1998 and registered under the Investment Company Act of 1940, as amended (the "1940 Act"). The Fund consists of multiple classes.

                  The costs of the Meeting, including the solicitation of proxies, will be split evenly between the Fund and SAAMCo. In addition to the solicitation of proxies by mail, directors and agents of the Fund may solicit proxies in person or by telephone.

                  COPIES OF THE FUND'S ANNUAL REPORT FOR THE MOST RECENTLY COMPLETED FISCAL YEAR AND SEMI-ANNUAL REPORT ARE AVAILABLE WITHOUT CHARGE TO SHAREHOLDERS. TO OBTAIN A COPY, CALL THE FUNDS AT (800) 858-8850 EXT. 5660, OR WRITE TO THE FUNDS AT HARBORSIDE FINANCIAL CENTER, 3200 PLAZA 5, JERSEY CITY, NJ 07311.

                  AIG SunAmerica Capital Services, Inc. ("SACS"), the Fund's distributor, and SAAMCo, the Fund's adviser, are both located at Harborside Financial Center, 3200 Plaza S, Jersey City, NJ 07311.

                                 PROPOSAL NO. 1

                APPROVAL OF A SUB-ADVISORY AGREEMENT WITH AIGGIC

                  SAAMCo is the administrator and investment adviser of the Fund. As such, SAAMCo has overall responsibility for the general management and day-to-day operations of the Fund, but may employ one or more investment sub-advisers to make the investment decisions for all or a portion of the Fund. SAAMCo previously contracted with Stanfield Capital Partners LLC ("Stanfield") to manage the investment and reinvestment of the Fund's assets (the "Former Agreement"). On December 31, 2004, Stanfield resigned as a sub-adviser to the Fund due to its retirement from the sub-advisory business.

                  At a telephone meeting held on December 20, 2004, the Board unanimously approved the interim sub-advisory agreement between SAAMCo and AIGGIC (the "Interim Agreement"). The Interim Agreement was approved by the Board pursuant to Rule 15a-4 under the 1940 Act, to ensure the uninterrupted receipt by the Fund of investment advisory services during the period between the resignation of Stanfield, which took effect on December 31, 2004, and the Meeting. This Rule, under certain circumstances, allows interim sub-advisory agreements to take effect, and to remain in effect for up to 150 days, without receiving prior shareholder approval, as long as the fees payable under such agreement do not exceed the fees payable under the predecessor agreement that had been approved by the shareholders. The Interim Agreement will terminate on the earlier of the effective date of the new sub-advisory agreement between SAAMCo and AIGGIC (the "New Agreement") or 150 days after the resignation of Stanfield.

                  At an in-person meeting held on January 12, 2005, the Board approved the New Agreement. The 1940 Act requires Shareholder approval of the New Agreement. The New Agreement will replace the Interim Agreement with AIGGIC on behalf of the Fund. A copy of the form of New Agreement is attached as Exhibit A to this Proxy Statement.


               THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS
                 VOTE TO APPROVE THE NEW AGREEMENT WITH AIGGIC.


TERMS OF THE FORMER AGREEMENT

                  The date of the Former Agreement is November 16, 2001. The Board, including a majority of the non-interested directors, last approved the Former Agreement, on August 31, 2004. The Former Agreement was last approved by Shareholders on October 19, 2001. Under the Former Agreement, SAAMCo paid Stanfield, a sub-advisory fee based on the Fund's average daily net asset value, computed and paid monthly, at the following rates:


                            SENIOR FLOATING RATE FUND



              SUB-ADVISER                      SUB-ADVISORY FEE
              -----------                      ----------------
              Stanfield                         $0- 1B   0.25%

                                                >$1 B    0.20%

                  For the Fund's most recent fiscal year ended December 31, 2004, SAAMCo received $1,663,171 in advisory fees of which $489,192 was paid to Stanfield in sub-advisory fees for rendering sub-advisory services to the Fund under the Former Agreement and of which SAAMCo retained $ 1,173,979. During the same period, [no] commissions on portfolio transactions were paid to any affiliated brokers.

                  The Former Agreement was terminated on December 31, 2004 due to Stanfield's resignation. Stanfield decided to withdraw from the sub-advisory business and resigned from its position as sub-adviser to the Fund effective December 31, 2004.

INFORMATION ABOUT AIGGIC

                  AIGGIC is a corporation organized under the laws of the State of New Jersey, with its principal place of business at 70 Pine Street, New York, New York 10270. AIGGIC is an indirect, wholly-owned subsidiary of American International Group, Inc. ("AIG") and is part of the AIG Global Investment Group ("AIGGIG"). AIGGIG comprises a group of international investment adviser companies (including AIGGIC), which provide advice, investment products and asset management services to clients around the world. As of September 30, 2004, AIGGIG managed approximately $450 billion, of which approximately $384 billion relates to AIG affiliates and $66 billion relates to client assets.

                  AIGGIC is a registered investment adviser that has provided investment management services to corporations, foundations, endowments, pension and profit sharing plans, trusts, estates and other institutions and individuals since 1983.


                  The directors and principal executive officer(s) of AIGGIC are listed below. Unless otherwise indicated, the address for each is 70 Pine Street, New York, New York 10270. [No officers or directors of the Fund are officers, directors, employees, shareholders or general partners of AIGGIC.] [No officers or directors of the Fund have any material interest in AIGGIC, or in any material transaction in which AIGGIC or an affiliate is a party.]

                                                                  PRINCIPAL
NAME AND ADDRESS                     POSITION AT AIGGIC          OCCUPATION(S)
----------------                 -------------------------    ------------------
Gordon S. Massie                 Managing Director            Head of Leveraged
                                                              Finance Group

Steven S. Oh                     Managing Director            Portfolio Manager

John G. Lapham, III              Managing Director            Portfolio Manager

Win Jay Neuger                   Chairman, Chief Executive    Same
                                 Officer and Director

Hans Danielsson                  Director and Senior          Same
                                 Managing Director

Edward Easton Matthews           Director                     Same

Ernest Theodore Patrikis         Director                     Same

Richard Waldo Scott              Director and Senior          Same
                                 Managing Director

TERMS OF THE NEW AGREEMENT

                  Under the specific terms of the New Agreement, AIGGIC would be responsible, subject to oversight by SAAMCo as the Fund's primary investment adviser, and by the Board of the Fund, for managing the investment and reinvestment of the Fund's assets in a manner consistent with the Fund's investment objectives, policies and restrictions, and applicable federal and state law. As such, AIGGIC's investment authority would include whatever powers the Fund may possess with respect to its assets, including the power to exercise rights, options, warrants, conversion privileges, redemption privileges, and to tender securities pursuant to a tender offer. AIGGIC would not, however, be responsible for voting proxies or participating in class actions and/or other legal proceedings on behalf of the Fund, but would provide such assistance as is reasonably requested by SAAMCo.

                  The terms of the New Agreement further specify that AIGGIC would make decisions with respect to all purchases, sales, and other transactions of securities and other investment assets for the Fund. To carry out such decisions, AIGGIC would have full discretion and be authorized to place orders and issue instructions with respect to those transactions for the Fund.

                  For providing ongoing services under the New Agreement, AIGGIC would be entitled to receive ongoing sub-advisory fees based on the Fund's average daily net asset value, computed and paid monthly, at the rates in the chart below. SAAMCo would be solely responsible for paying these fees.



          SUB-ADVISER                           SUB-ADVISORY FEE
          -----------                           ----------------
          AIGGIC                                 $0- 1B    0.25%

                                                 >$1 B     0.20%

                  The proposed sub-advisory fees and asset breakpoint levels under the New Agreement are the same as those under the Former Agreement. Any change would not have affected Shareholder fees because AIGGIC is paid solely out of the advisory fees from SAAMCo.

                  The New Agreement also requires AIGGIC to report to the Board important developments affecting the Fund or AIGGIC. On its own initiative, AIGGIC should provide any other information to the Board or SAAMCo that it may believe is appropriate, such as information relating to the individual companies whose securities are held by the Fund, the industries in which they engage, or the economic, social or political conditions prevailing in each country in which the Fund maintains investments. In addition, the New Agreement requires that AIGGIC furnish the Board and SAAMCo with statistical and analytical information regarding securities held by the Fund, as AIGGIC may believe appropriate or upon reasonable request by the Board or SAAMCo.

                  Under the terms of the New Agreement, AIGGIC is responsible for the purchase and sale of securities for the Fund, broker-dealer selection, and negotiation of brokerage commission rates. The New Agreement specifies that AIGGIC's primary consideration in effecting a security transaction will be to obtain for the Fund the best price and execution available under the circumstances. However, the price to the Fund in any transaction may be less favorable than that available from another broker-dealer if AIGGIC determines in good faith that the amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of AIGGIC with respect to the Fund and to other clients of AIGGIC. Accordingly, AIGGIC will not be deemed to have acted unlawfully or to have breached any duty under the New Agreement, subject to any policies determined by the Board, solely because AIGGIC may cause the Fund to pay a broker who provides certain research and brokerage services to AIGGIC an amount of commission for effecting a portfolio investment transaction that exceeds the amount of commission that another broker or dealer would have charged for effecting that transaction. AIGGIC would also be responsible for the maintenance of documents and records required by the 1940 Act relating to the orders for purchase and sale of portfolio securities of the Fund, as well as for other records that SAAMCo reasonably requests to be maintained.

                  Provided the investment objective of the Fund is adhered to, the New Agreement also provides that AIGGIC may aggregate sales and purchase orders of securities held in the Fund with similar orders for other portfolios that AIGGIC manages that are made simultaneously, if, in AIGGIC's reasonable judgment, such aggregation will result in an overall economic benefit to the Fund and AIGGIC acknowledges sole responsibility for complying with all applicable pronouncements and interpretations of the Securities and Exchange Commission (the "SEC") regarding the aggregation of trades. The allocation of securities so purchased or sold shall be made by AIGGIC in the manner that it considers to be the most equitable and consistent with its fiduciary duties to the Fund and other clients. AIGGIC may from time to time employ or sub-contract certain persons appropriate or necessary to assist in the execution of its duties at its expense, so long as such persons do not relieve AIGGIC of its responsibilities or liabilities under the New Agreement.

                  AIGGIC will pay its own expenses for services to be provided by it under the New Agreement. Except for expenses assumed by AIGGIC or by SAAMCo under the primary advisory agreement, the Fund is responsible for all of the ordinary business expenses incurred in its operations and in the offering of its shares, including, but not limited to: brokerage commissions; taxes; legal, auditing or governmental fees; the cost of preparing share certificates; custodian, transfer agent and shareholder service agent costs; expenses of issue, sale, redemption and repurchase of shares; expenses of registering and qualifying shares for sale; expenses relating to Board and Shareholder meetings; the fees and other expenses incurred by the Fund in connection with membership in investment company organizations; the cost of preparing and distributing reports and notices to Shareholders, and the cost of printing prospectuses and other materials to Shareholders.

                  In carrying out its obligations under the New Agreement, AIGGIC would be obligated to comply with investment guidelines, policies and restrictions established by the Board that have been communicated in writing to AIGGIC; all applicable provisions of the 1940 Act and the Investment Advisers Act of 1940 (the "Advisers Act"), and any rules and regulations adopted by the SEC thereunder; the registration statement of the Fund as it may be amended from time to time; the provisions of the Internal Revenue Code of 1986, as amended (the

"Internal Revenue Code"); and any other applicable provisions of state or federal law and any rules and regulations adopted thereunder, to the extent that such laws, rules or regulations impact AIGGIC's provision of services as described herein.

                  If approved by Shareholders, the New Agreement will continue in effect for two years (unless terminated earlier) from the date of shareholder approval, and will thereafter continue from year to year, provided that the continuance of the New Agreement is approved annually by vote of the Board including a majority of the "non-interested" directors, or by a vote of "a majority of the outstanding voting securities" of the Fund (as defined in Section 2(a)(42) of the 1940 Act). The New Agreement may be terminated at any time without penalty by vote of the Board, vote of a majority of the Fund's outstanding voting securities, or by SAAMCo or AIGGIC upon 60 days written notice to the other party. Consistent with the federal securities laws, the New Agreement also would terminate upon any "assignment" (as defined in the 1940
Act). If Shareholders fail to approve the New Agreement, the Board will consider what further action is appropriate.

BOARD CONSIDERATION AND APPROVAL OF THE NEW AGREEMENT

                  At a meeting held on January 12, 2005, the Board approved the New Agreement succeeding Stanfield with AIGGIC.

                  In approving the New Agreement and selecting AIGGIC as the new sub-adviser, and the fees to be paid under the New Agreement, the Board, including the independent directors advised by independent legal counsel, considered and concluded the following:

REASONS FOR REPLACING STANFIELD WITH AIGGIC

                  The Board considered SAAMCo's reasons for proposing that AIGGIC succeed Stanfield as the sub-adviser to the Fund, including: AIGGIC's experience and above-average investment performance record using an income investment style in managing other funds and accounts with similar investment objectives as the Fund, including its U.S. Leveraged Loan Composite, which measures collateralized loan obligations and leveraged loan products managed by AIGGIC, and the potential for enhanced performance of the Fund using such a management style. The Board also took into consideration the risk adjusted performance and portfolio risk statistics of AIGGIC's account and that it compared favorably to the peer average. In addition, the Board considered that a new sub-advisory relationship with AIGGIC would provide an opportunity for the Fund to continue to be managed in close alignment with an income investment style. The Board further considered the experience level and tenure of the AIGGIC portfolio management team.

                  The Board concluded that these reasons supported its selection of AIGGIC.

INVESTMENT SUB-ADVISORY FEE RATES

                  The Board considered that the proposed sub-advisory fee rate payable by SAAMCo to AIGGIC under the New Agreement is the same as the sub-advisory fee rate payable by SAAMCo to Stanfield under the Former Agreement. The Board noted that any change in the investment sub-advisory fee rate payable to AIGGIC would have no direct impact on Fund or

Shareholders because these fees are payable by SAAMCo and there is no change in the investment advisory fee rate payable by the Fund to SAAMCo.

                  The Board received comparative analysis of sub-advisory fees paid by other floating rate funds. The Board reviewed the advisory fees of these other funds, which ranged from 0.80% to 0.95% and found that while neither the highest nor the lowest, the advisory fees of the Fund fell within the range of fees reviewed. In addition, the Board reviewed information that these other funds paid sub-advisory fees, to an affiliated sub-adviser, which ranged from 0.36% to 0.40%. The Board noted that the proposed sub-advisory fee rates to AIGGIC fell below this range.

                  The Board also compared AIGGIC's proposed sub-advisory fee rate with the sub-advisory fee rates applicable to other similar funds in the SunAmerica Funds complex.

                  As a result of the above considerations, the Board concluded that AIGGIC's proposed sub-advisory fee rates under the New Agreement were reasonable in comparison to other sub-advisory fee rates.

NATURE, EXTENT AND QUALITY OF SERVICES

                  The Board received and considered information regarding the nature and extent of services provided to the Fund by Stanfield under the Former Agreement and those that would be provided to the Fund by AIGGIC under the New Agreement, noting that the nature and extent of services under the Former Agreement and New Agreement were substantially similar in that Stanfield and AIGGIC were each required to provide day-to-day portfolio management services and comply with all Fund policies and applicable rules and regulations. The Board also received and considered information regarding the nature and extent of services currently being provided by AIGGIC to other SunAmerica funds under an existing investment sub-advisory agreement and those that would be provided to the Fund by AIGGIC under the New Agreement, noting that the nature and extent of services under both agreements were substantially similar in that AIGGIC was required to provide day-to-day portfolio management services and comply with all Fund policies and applicable rules and regulations.

                  With respect to the quality of services, the Board considered, among other things, the background and experience of AIGGIC's senior management and the expertise of, and amount of attention expected to be given to the Fund by, investment analysts and both junior and senior investment personnel of AIGGIC. The Board noted that the AIGGIC Leveraged Loan Group manages $3.7 billion of institutional bank loans invested in approximately 295 issuers. The Board also reviewed the qualifications, backgrounds and responsibilities of the team members primarily responsible for day-to-day portfolio management services for the Fund. AIGGIC's Leverage Loan Group consists of 20 dedicated leveraged loan investment and operation professionals. This group brings together professional investment managers with diverse experience in commercial banking, accounting, investment banking, distressed debt, sell-side analysis, private placements and general corporate management. In further evaluating the quality of services anticipated to be provided by AIGGIC, the Board was informed that, in management's judgment, AIGGIC has the size, visibility and resources to attract and retain highly qualified investment professionals, including research and advisory personnel. In particular, the Board was informed that AIGGIC's portfolio management team members have an average industry experience of approximately nine years, the average tenure with AIGGIC of the portfolio management team members is three years. As of September 30, 2004, AIGGIG (which includes AIGGIC) managed approximately $450 billion, of which approximately $384 billion relates to AIG affiliates and $66 billion relates to client assets.

                  The Board concluded that it was satisfied with the nature, extent and quality of the investment sub-advisory services anticipated to be provided to the Fund by AIGGIC and that there was a reasonable basis on which to conclude that the quality of investment sub-advisory services to be provided by AIGGIC under the New Agreement should equal or exceed the quality of investment sub-advisory services provided by Stanfield under the Former Agreement. The Board also concluded that the services anticipated to be provided by AIGGIC to the Fund compared favorably to those provided by Stanfield to the Fund under the Former Agreement and those currently being provided by AIGGIC to funds of SunAmerica, based on the above considerations.

FUND PERFORMANCE

                  The Board received and considered information about the Fund's historical performance and noted that the Fund's performance, over the relevant periods, was close but somewhat below the median of the group of funds that was most similar to the Fund (the "Peer Group"), as well as lagged an appropriate benchmark index, the Credit Suisse First Boston ("CSFB") Leveraged Loan Index, over relevant periods. (The CSFB Leveraged Loan Index is an unmanaged representative index of tradable, senior, secured, U.S. dollar-denominated leveraged loans. It is not possible to invest directly in an Index.)

                  In addition, the Board received and considered information about the performance of AIGGIC's U.S. Leveraged Loan CLO Composite. The Board noted that for the 1-year, 2-year and 3-year periods, the account outperformed the CSFB Leveraged Loan Index. Also, the Board considered that the performance of AIGGIC's U.S. Leveraged Loan Composite adjusted to reflect the Fund's current expense ratio of 1.75% was in line with the CSFB Leveraged Loan Index and performed better than the Fund over the various periods.

                  While aware that past performance is not necessarily indicative of future results, the Board concluded that the historical performance of registered investment companies and private accounts advised by AIGGIC was in line with that of the Fund and that it was reasonable to believe that AIGGIC would provide satisfactory performance in the future.

AIGGIC PROFITABILITY

                  Because the engagement of AIGGIC is new, there is no historical profitability with regard to its arrangements with the Fund. The Board considered that any projection of profitability would be uncertain, given that such a projection would depend on many assumptions, which are by their nature, speculative. Accordingly, the Board did not request or consider AIGGIC's profitability with regard to its approval of the New Agreement.

ECONOMIES OF SCALE

                  The Board received and considered information about the potential of both SAAMCo and AIGGIC to experience economies of scale as the Fund grows in size.

                  The Board noted that SAAMCo's advisory fee rate and AIGGIC's proposed sub-advisory fee rate contain breakpoints and, accordingly, each reflects the potential to share economies of scale. Even though the asset levels at which breakpoints were provided in the sub-advisory fee rate did not directly correspond to the asset levels at which breakpoints were provided in the advisory fee rate, the Board concluded that the breakpoint structure and levels established the potential for the sharing of economies of scale among SAAMCo, AIGGIC and Shareholders as the Fund grows.

                  The Board also noted the voluntary fee waiver and/or expense reimbursement arrangements currently provided by SAAMCo for the Fund, that the Fund's net total annual operating expense ratio was capped at 1.45% of its average daily net assets for Class A and Class B shares, at 1.50% for Class C shares, and at 1.25% for Class D shares, and that such expense caps would continue indefinitely but may be terminated at any time. The Board also considered that it annually reviews the Fund's net operating expense ratios and compares them to those of other funds in its Peer Group.

OTHER BENEFITS TO AIGGIC

                  The Board considered potential "fall-out" or ancillary benefits anticipated to be received by AIGGIC and its affiliates as a result of AIGGIC's relationship with the Fund. Such benefits are expected to include benefits attributable to the Fund's relationship with AIGGIC (such as soft-dollar credits, which are credits obtained with portfolio brokerage commissions that are used to purchase research products and services from brokers) and benefits potentially derived from an increase in AIGGIC's business as a result of AIGGIC's relationship with the Fund (such as the ability to market to other prospective clients).

                  The Board concluded that other ancillary benefits that AIGGIC and its affiliates could be expected to receive with regard to providing investment advisory and other services to the Fund, such as those noted above, were not unreasonable.

CONCLUSION

                  Considering all of these factors, the Board approved the selection of AIGGIC as sub-adviser and concluded that the sub-advisory fees to be paid to AIGGIC were reasonable.


         THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF
                         THE NEW AGREEMENT WITH AIGGIC.




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